EXHIBIT 4.21
SIXTH SUPPLEMENTAL INDENTURE
     This SIXTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 26, 2010, among Cascades Inc., a Quebec, Canada corporation (the “Issuer”), the Guarantors (as defined in the Indenture referred to herein) and The Bank of Nova Scotia Trust Company of New York, as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH
     WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of May 28, 2003 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), pursuant to which the Issuer has issued $250,000,000 aggregate principal amount of 6 3/4% Senior Notes due 2013 (the “Notes”);
     WHEREAS, the Issuer or its Affiliates hold $231,124,000 aggregate principal amount of the Notes and, accordingly, as of the date hereof, $18,876,000 aggregate principal amount of the Notes remain outstanding (within the meaning of Section 2.09 of the Indenture (before giving effect to this Supplemental Indenture));
     WHEREAS, the Issuer has entered into agreements with the Holders of a majority in principal amount of the Notes outstanding (within the meaning of Section 2.09 of the Indenture (before giving effect to this Supplemental Indenture)), pursuant to which such Holders have consented in writing to eliminate substantially all of the restrictive covenants contained in the Indenture, to eliminate certain of the events of default contained in the Indenture, to permit Notes held by the Company or its Affiliates to be treated for certain purposes as outstanding under the Indenture and to make corresponding changes to the Notes;
     WHEREAS, Section 9.02 of the Indenture provides that the Issuer and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of a majority in principal amount of the Notes, voting as a single class (except for certain provisions of the Indenture which cannot be amended without the consent of each Holder with respect to any Note held by a non-consenting Holder);
     WHEREAS, Holders of at least a majority in aggregate principal amount of the Notes outstanding (within the meaning of Section 2.09 of the Indenture (before giving effect to this Supplemental Indenture)) have duly consented to the proposed amendments and waivers set forth in this Supplemental Indenture in accordance with Section 9.02 of the Indenture, and all other conditions precedent provided under the Indenture to permit the Company, the Guarantors and the Trustee to enter into this Supplemental Indenture have been satisfied; and
     WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

     1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     2. AMENDMENTS.
     (a) Amendment of Article 2. The Indenture is hereby amended by deleting Section 2.09 thereof in its entirety and replacing such Section with the following:
          “Section 2.09. Treasury Notes.
     In determining whether the Holders of the required principal amount of Notes have concurred in any direction, amendment, supplement, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, amendment, supplement, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded; provided, however, that, notwithstanding the foregoing, at any time at which all Notes are held by the Company and/or its wholly owned subsidiaries, such Notes shall be considered as though outstanding.”
     (b) Amendment of Article 4. The Indenture is hereby amended by deleting the following Sections of Article 4 of the Indenture and all references thereto: 4.03, 4.05, 4.06, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 4.19 and 4.20, in each case in its entirety, and replacing each such Section with the following: “Intentionally omitted.”
     (c) Amendment of Article 5. The Indenture is hereby amended by deleting clause (iv) and clause (v) of each of subsection (a) and subsection (b) of Section 5.01 of the Indenture, in each case in its entirety, and replacing each such clause with the following: “Intentionally omitted.”
     (d) Amendment of Article 6. The Indenture is hereby amended by deleting Section 6.01 thereof in its entirety and replacing such Section with the following:
          “Section 6.01. Events of Default.
     (a) Each of the following is an “Event of Default”:
     (i) failure to make the payment of any interest (including Additional Amounts) or Special Interest, if any, on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;
     (ii) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

     (iii) failure to comply with the provisions of Section 5.01 hereof;
     (iv) failure to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (i), (ii) or (iii)) and such failure continues for 60 days after written notice is given to the Company as provided below; provided that a default under this clause (iv) is not an Event of Default until the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”;
     (v) the Company pursuant to or within the meaning of any Bankruptcy Law:
     (A) commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;
     (B) consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding-up;
     (C) consents to the appointment of a custodian of it or for all or substantially all of its property;
     (D) makes a general assignment for the benefit of its creditors;
     (E) admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency; or
     (F) seeks a stay of proceedings against it or proposes or gives notice of intention to propose a compromise, arrangement or reorganization of any of its debts or obligations under any Bankruptcy Law; and
     (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (A) is for relief against the Company in an involuntary case; or
     (B) appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Company or for all or substantially all of the property of the Company;
     (C) orders the liquidation dissolution or winding-up of the Company; or

     (D) orders the presentation of any plan or arrangement, compromise or reorganization of the Company;
and the order or decree remains unstayed and in effect for 60 consecutive days; and
     (vii) any Subsidiary Guarantee of one or more Subsidiary Guarantors, which by themselves or taken together would constitute a Significant Subsidiary, ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee or this Indenture), or one or more Subsidiary Guarantors, which by themselves or taken together would constitute a Significant Subsidiary, denies or disaffirms its obligations under its Subsidiary Guarantee.”
     (e) Amendment of Definitions. Subject to Section 4 hereof, any defined terms present in the Indenture, the Notes or the Guarantees but no longer used as a result of the amendments made by this Supplemental Indenture are hereby eliminated in the Indenture. The definition of any defined term used in the Indenture, the Notes or the Guarantees where such definition is set forth in any of the sections or subsections of the Indenture that are eliminated by this Supplemental Indenture and the term it defines is still used in the Indenture, the Notes or the Guarantees shall be deemed to become part of, and defined in, Section 1.01 of the Indenture.
     3. EFFECT AND OPERATION OF SUPPLEMENTAL INDENTURE. This Supplemental Indenture shall be effective and binding immediately upon its execution by the Issuer, the Guarantors and the Trustee, and thereupon this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note and Guarantee heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. Except as modified and amended by this Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect.
     4. INDENTURE AND SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER. This Supplemental Indenture is an indenture supplemental to, and in implementation of, the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.
     5. CONFLICT WITH TIA. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.
     6. NO RECOURSE AGAINST OTHERS. No past, present or future director, manager, officer, employee, incorporator, member, stockholder or agent of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.
     7. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     8. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     9. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
     10. THE TRUSTEE. The Trustee makes no representation as to, and shall not be responsible in any manner whatsoever for or in respect of, the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.
     11. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision or provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision or provisions were so excluded and shall be enforceable in accordance with its terms.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

CASCADES INC.
By:	/s/ Allan Hogg
	Name:	Allan Hogg
	Title:	Vice-President, Finance and Treasurer

CASCADES PAPERBOARD INTERNATIONAL, INC.
CASCADES CANADA INC.
CASCADES FINE PAPERS GROUP INC.
CASCADES TRANSPORT INC.
CONFERENCE CUP LTD.
DOPACO, INC.
DOPACO CANADA, INC.
GARVEN INCORPORATED
KINGSEY FALLS INVESTMENTS INC.
7251637 CANADA INC.
CASCADES TENDERCO INC.
CASCADES AUBURN FIBER INC.
CASCADES DELAWARE LLC
CASCADES SPG SALES INC.
CASCADES FINE PAPERS GROUP (USA) INC.
CASCADES MOULDED PULP, INC.
CASCADES PLASTICS INC.
CASCADES TISSUE GROUP — ARIZONA INC.
CASCADES TISSUE GROUP — IFC DISPOSABLES        INC.
CASCADES TISSUE GROUP — NEW YORK INC.
CASCADES TISSUE GROUP — NORTH CAROLINA        INC.
CASCADES TISSUE GROUP — OREGON INC.
CASCADES TISSUE GROUP — PENNSYLVANIA INC.
CASCADES TISSUE GROUP — SALES INC.
CASCADES TISSUE GROUP — TENNESSEE INC.
CASCADES TISSUE GROUP — WISCONSIN INC.
CASCADES TISSUE GROUP — MARYLAND LLC
CASCADES USA INC.
W.H. SMITH PAPER CORPORATION
CASCADES ENERGY INITIATIVE INC.

CASCADES BOXBOARD U.S., INC.
CASCADES BOXBOARD GROUP — CONNECTICUT        LLC
CASCADES ENVIROPAC HPM LLC
DOPACO LIMITED PARTNERSHIP
DOPACO PACIFIC LLC
NORAMPAC DELAWARE LLC
NORAMPAC NEW ENGLAND INC.
NORAMPAC FINANCE US INC.
NORAMPAC HOLDING US INC.
NORAMPAC NEW YORK CITY INC.
NORAMPAC SCHENECTADY INC.
NORAMPAC INDUSTRIES INC.
NORAMPAC EXPORT SALES CORP.
       as Guarantors,

By:	/s/ Allan Hogg
	Name:	Allan Hogg
	Title:	Authorized Officer

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Trustee
By:	/s/ Warren A. Goshine
	Name:	Warren A. Goshine
	Title:	Vice President